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                                                                    Exhibit 99.1


                     ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES
                OWNERSHIP POSITION IN METRACOR TECHNOLOGIES, INC.


         SAN DIEGO, CA; JUNE 25, 2001 --- Alliance Pharmaceutical Corp. (NASDAQ
- ALLP) announced today that it has acquired an ownership position in Metracor Technologies, Inc. (formerly Via Medical Corporation), a San Diego-based medical device company. Alliance had been collaborating with Metracor on the development of RODA(R) (Real-Time Oxygen Dynamics Analysis), a cardiovascular and oxygenation monitoring device for which a 510(k) marketing application was recently submitted to the Food and Drug Administration (FDA). Metracor will be responsible for the sales and marketing of its products, including the further development and marketing of RODA. In addition to Alliance and other parties, the principal owners of Metracor are three leading venture capital firms - Galen Partners, Bank of America Venture Partners, and Enterprise Partners.

         In conjunction with this transaction, existing investors will purchase $6 million of Metracor stock, bringing the amount of venture capital investment to more than $36 million. In exchange for the payment of $500,000 in cash and the transfer of its RODA technology to Metracor, Alliance will receive an approximately 5% ownership interest in Metracor and an option to increase its ownership to approximately 35% of Metracor by payment of $14.1 million or the issuance of 1.97 million shares of Alliance common stock, at Alliance's discretion, at any time prior to December 2002. Alliance also has an option to acquire an additional 10% of the company in exchange for either 666,000 shares of Alliance common stock or $4.7 million during this period. Alliance may be required to exercise these options under certain circumstances.

         "As an outgrowth of the oxygen delivery expertise gained from our work with OXYGENTTM, Alliance developed software technology which, in combination with Metracor's sensor technology, serve as the foundation for RODA," said Duane
J. Roth, Chairman and CEO of Alliance. "We expect that RODA will be on the market next year, and we believe that this transaction allows Alliance to participate in the enhanced valuation of Metracor as RODA is commercialized.

         "Metracor will conduct the further product development efforts for RODA with the concurrent financing provided by our strong venture partners," Roth noted. "We are excited about the potential for


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RODA to address the needs of patient monitoring and management, particularly patients undergoing complex surgeries."

         Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. The Company's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. Alliance is developing OXYGENT (perflubron emulsion), an intravascular oxygen carrier, in conjunction with Baxter Healthcare Corporation in the United States, Canada, and Europe. IMAVIST(TM), an ultrasound contrast agent being developed with Schering AG, Germany, was the subject of a New Drug Application (NDA) submitted to the FDA in October 1999. In August 2000, Alliance announced that FDA had completed its review of the NDA for IMAVIST and found it to be approvable, upon satisfactory response to certain issues identified in the review process. LIQUIVENT(R), a liquid perfluorochemical, is being developed for respiratory therapy applications. Additional information about the Company is available on Alliance's web site at www.allp.com.

     Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Metracor is also subject to risks and uncertainties associated with the development of its products. The success of Metracor and Alliance's investment in Metracor may differ from Alliance's expectations. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-47032) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

                    For further information, please contact:
   Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275


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